UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2011

FULLCIRCLE REGISTRY, INC.
(Exact name of registrant as specified in its charter)

NEVADA	333-51918	87-0653761
(State of or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

161 Alpine Drive, Shelbyville, Kentucky	40065
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (502) 410-4500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      .      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 10, 2012, FullCircle Registry, Inc. (the “Company”) engaged Interactive Business Alliance, LLC (IBA) of Delmar, California, an independent contractor, to provide investor relations and consulting services. IBA will assist the Company with its efforts towards enhancing investor awareness, corporate communications and overall shareholder support.

In consideration for these services, IBA has agreed to be compensated with an initial retainer of 577,000 shares of Class A Common Stock.  The agreement provides for additional shares to be issued on a performance basis.  The second compensation of 577,000 shares will occur when the market bid price stabilizes at .10 for ten consecutive days.  The engagement runs for a period of six months commencing on January 10, 2012 and is renewable at the discretion of the Company.

In addition to these services, IBA will assist the Company in locating funding from their investor contacts or from funding companies to enable the Company to have sufficient capital to advance the business plans.

The Company continues to have two public relations consultants for the purposes listed above.  Each consultant focuses on different kinds of services which are needed in the promotion and communication of the FullCircle business plans.

The consulting agreement with Investor News Source (INS) on August 26, 2011 has been terminated.

Item 8.01. Other Events.

Norman L. Frohreich, President and CEO of the Company, issued a press release announcing the foregoing engagement with Consultant.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

99.1

Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FULLCIRCLE REGISTRY, INC.
Dated: January 13, 2012	By	/s/ Norman L. Frohreich
Norman L. Frohreich
Its: President and CEO